UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

GRANITE REAL ESTATE INVESTMENT TRUST

(Exact name of Registrant as specified in its charter)

Ontario, Canada	Not applicable
(State of incorporation or organization)	(I.R.S. Employer Identification Number)

77 King Street West, Suite 4010, P.O. Box 159 Toronto-Dominion Centre Toronto, Ontario, Canada	M5K 1H1
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Units	The New York Stock Exchange

If this Form 8-A relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is to become effective pursuant to General Instruction A.(c), please check the following box ☒

If this Form 8-A relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is to become effective pursuant to General Instruction A.(d), please check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates:

N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered consist of units (“REIT Units”) of Granite Real Estate Investment Trust (the “Registrant”). The description of the REIT Units under the sections captioned “Declaration of Trust and Description of REIT Units—REIT Units,” “—Allotment and Issue of REIT Units,” “—Purchases of REIT Units,” “—REIT Unit Redemption Right,” “—Meetings of REIT Unitholders,” “—Limitations on Non-Resident Ownership of REIT Units” and “—Amendments to the Declaration of Trust” in the annual information form (the “AIF”) of the Registrant, included in the Registrant’s annual report on Form 40-F, filed with the Securities and Exchange Commission on February 28, 2024, is incorporated herein by reference. Currently, unitholders hold REIT Units and common shares (“GP Shares”) of Granite REIT Inc. (“Granite GP”), which trade together as stapled units (“Stapled Units”) (each Stapled Unit consisting of one REIT Unit and one GP Share, the holders of which are the “Unitholders”) on the New York Stock Exchange. Pursuant to a statutory plan of arrangement (the “Arrangement”) under the Business Corporations Act (British Columbia), expected to become effective October 1, 2024, which Arrangement is described in the Registrant’s Management Information Circular, dated April 10, 2024, included in the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on May 1, 2024, Granite REIT and Granite GP will effect a reorganization whereby (i) the two components of each Stapled Unit will be uncoupled (an Event of Uncoupling, as defined in the Registrant’s Amended and Restated Declaration of Trust dated June 9, 2022), (ii) the GP Shares currently held by Unitholders will be automatically exchanged for fractional REIT Units and (iii) the REIT Units will be consolidated back to the number of Stapled Units outstanding before the exchange occurred. As a result of the Arrangement, each Unitholder will hold a number of REIT Units equal to the number of Stapled Units they hold prior to the Arrangement, and Granite GP will become a wholly-owned subsidiary of the Registrant. The result will be that instead of the Stapled Units currently issued and outstanding and held by the public, the Registrant will have REIT Units issued and outstanding and held by the public.

Item 2. Exhibits.

Under the “Instructions as to Exhibits” section of Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are to be registered on The New York Stock Exchange, and the securities to be registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: September 24, 2024

GRANITE REAL ESTATE INVESTMENT TRUST

By:	/s/ Teresa Neto
Name: Teresa Neto Title: Chief Financial Officer